Exhibit 99.1

FOR IMMEDIATE RELEASE                    Contact:       Kenneth G. Kasses, Ph.D.
#97C019                                                 President and CEO
                                                        617-402-3450 or
                                                        619-455-2700

       GENTA ANNOUNCES INITIATION OF PHASE I/IIa PROSTATE CANCER TRIAL AT
                     MEMORIAL SLOAN-KETTERING CANCER CENTER

                     G3139 COMPOUND BEGINS FIRST U.S. TRIAL

         SAN DIEGO, CA, December 3, 1997 -- Genta Incorporated (Nasdaq: GNTA) announced today that it has initiated a U.S. Phase I/IIa clinical trial at Memorial Sloan-Kettering Cancer Center (MSKCC) to evaluate G3139, a lead compound of Genta's Anticode(TM) technology, against prostate cancer. Prostate cancer is the most common form of cancer among men--the American Cancer Society estimates that more than 330,000 new cases and 41,000 deaths will occur in the U.S. in 1997.

         The first part of the Phase I/IIa study at MSKCC is designed to define the maximum tolerated dose (MTD) or optimal biological dose with continuous intravenous infusion; the second part is to determine the efficacy of the drug in advanced, androgen independent prostate cancer. Patient recruitment is under way at MSKCC in New York City and enrollment is expected to proceed in the near future. A European Phase I/IIa trial utilizing G3139 against non-Hodgkin's lymphoma is nearing completion.

GENTA'S ANTICODE(TM) COMPOUNDS:  GENETIC CONTROL OF DISEASE

         Cells in the human body produce, or "express," tens of thousands of proteins which are essential for life. Many human diseases arise when cells over-express certain normal proteins as a result of inherited or acquired genetic defects. Anticode (antisense) compounds are short, synthetic strands of DNA that halt this disease-causing process by binding with a specific messenger ribonucleic acid (mRNA), preventing the over-expression of its protein.

         The target of G3139--the BCL2 gene--has been implicated in prostate cancer, non-Hodgkin's lymphoma, melanoma, breast and other cancers. BCL2 is a proto-oncogene (a gene associated with malignancy) that acts as a major inhibitor of apoptosis (programmed cell death) of cancerous cells. The protein produced by this gene has two known critical functions in the progression of cancer--it makes cancer cells immortal, creating a survival advantage for malignant over normal cells and confers resistance to radiation and chemotherapy, rendering these treatments ineffective in the late stages of many types of cancers. G3139 is designed to inactivate the RNA that produces the BCL2 protein product, thereby preventing cellular production of the protein.


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Genta Incorporated                                              December 3, 1997
Page 2                                                                   #97C019

         Howard I. Scher, M.D., the trial's principal investigator and Chief of the Genitourinary Oncology Service at the Memorial Sloan-Kettering Cancer Center, commented, "We are very pleased to be collaborating with Genta on this exciting antisense technology. It is our hope that this trial will lead to further development of the technology and result in improved clinical outcomes for our patients."

         Kenneth G. Kasses, Ph.D., President and CEO of Genta, stated, "The initiation of a U.S. trial for G3139 at Memorial Sloan-Kettering is a major milestone for Genta. The MSKCC study is the first in a series of trials that we plan to begin over the next year at prestigious institutions in North America to study the safety and efficacy of G3139 in different cancers."

EUROPEAN PHASE I/IIa NON-HODGKIN'S LYMPHOMA TRIAL IN FINAL STAGE

         A Phase I/IIa study of G3139 in non-Hodgkin's lymphoma at the Royal Marsden Hospital in London is currently in its final stage to confirm MTD by continuous subcutaneous infusion. While this study is designed primarily as a safety study, biological activity of G3139 has been seen in seven patients of the seventeen enrolled, including one complete response. Treatment of three patients was discontinued as MTD was established. One patient experienced hypotension and thrombocytopenia which resolved by discontinuing treatment, and no adverse effects were noted when the patient was retreated at a lower dose.

         The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and
Exchange  Act  of  1934,  as  amended,   including   statements   regarding  the
expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. The Company does not undertake to update any forward-looking statements.

         Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.


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